Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

RANPAK HOLDINGS CORP.

* * * * *

ARTICLE 1.
NAME

The name of the corporation is Ranpak Holdings Corp. (the “Corporation”).

ARTICLE 2.
REGISTERED OFFICE AND AGENT

The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE 3.

PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

ARTICLE 4.

CAPITAL STOCK

(A) Authorized Shares

1. Classes of Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 426,000,000 shares, consisting of (a) 425,000,000 shares of common stock (the “Common Stock”), including (i) 200,000,000 shares of Class A Common Stock (the “Class A Common Stock”), (ii) 25,000,000 shares of Class B Common Stock (the “Class B Common Stock”) and (iii) 200,000,000 shares of Class C Common Stock (the “Class C Common Stock”); and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”) amounting to an aggregate par value of $42,600. Prior to the filing of this Certificate of Incorporation (this “Certificate of Incorporation”), the Corporation was a Cayman Islands exempted company (at such time, the “Predecessor Corporation”), which had authorized share capital consisting of (i) 200,000,000 Class A Ordinary Shares, par value $0.0001 per share (the “Predecessor Class A Ordinary Shares”), (ii) 25,000,000 Class B Ordinary Shares, par value $0.0001 per share (the “Predecessor Class B Ordinary Shares”), (iii) 200,000,000 Class C Ordinary Shares, par value $0.0001 per share (the “Predecessor Class C Ordinary Shares”) and 1,000,000 Preferred Shares, par value $0.0001 per share. Immediately upon the acceptance of this Certificate for filing by the Secretary of State of the State of Delaware (the “Effective Time”), each Predecessor Class A Ordinary Share, each Predecessor Class B Ordinary Share and each Predecessor Class C Ordinary Share shall automatically, without any further action, be converted into an equal number of shares of Class A Common Stock, Class B Common Stock, and Class C Common Stock, respectively.

2. Preferred Stock. Subject to Article 10 hereto, the Board of Directors is hereby empowered, without any action or vote by the Corporation’s stockholders (except as may otherwise be provided by the terms of any class or series of Preferred Stock then outstanding), to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by Delaware Law.

(B) Voting Rights

Each holder of Class A Common Stock and Class B Common Stock, as such, shall be entitled to one vote for each share of Class A Common Stock and Class B Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Class A Common Stock and Class B Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) or pursuant to Delaware Law; and provided further, that prior to the closing of the Corporation’s initial Business Combination, the holders of the Class B Common Stock may appoint or remove any director by a simple majority vote in person or by proxy at a general meeting or by a unanimous written resolution. For the avoidance of doubt, prior to the closing of the Corporation’s initial Business Combination (as defined in Annex A) holders of Class A Common Stock, as such, shall have no right to vote on the appointment or removal of any director. Holders of shares of Class C Common Stock, as such, shall not have the right to receive notice of, attend at or vote on any matter on which stockholders generally are entitled to vote. Notwithstanding any other provision in this Certificate of Incorporation, the holders of the outstanding shares of each class of Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of Common Stock in a manner that is disproportionately adverse as compared to the other classes of Common Stock.

(C) Class C Common Stock Conversion Right

Following the consummation of the initial Business Combination (as defined in Annex A), each share of issued Class C Common Stock shall be converted to one share of Class A Common Stock, subject to any necessary adjustments for any share splits, capitalizations, consolidations or similar transactions occurring in respect of the Class A Common Stock or the Class C Common Stock (a “Class C Share Conversion”): (1) on the 65th calendar day (or such other period as the Corporation and the registered holder may otherwise agree) following receipt by the Corporation of notice in writing from the registered holder of such share of Class C Common Stock to convert such share of Class C Common Stock; or (2) automatically upon the transfer by the registered holder of such share of Class C Common Stock, whether or not for value, to a third party, except for transfer to a nominee or “affiliate” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such holder in a transfer that will not result in a change of “beneficial ownership” (as determined under Rule 13d-3 under the Exchange Act) or to a person that already holds shares of Class A Common Stock.

In order to exercise the right of conversion, the holder of the shares of Class C Common Stock to be converted shall surrender such shares at the office of the Corporation, with a written notice of election to convert completed and signed, specifying the number of shares to be converted. Unless the shares issuable on conversion are to be issued in the same name as the name in which such shares of Class C Common Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or the holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax.

As promptly as practicable after the surrender by the holder of the shares of Class C Common Stock for conversion pursuant to this Article 4(C), the Corporation shall issue and deliver to such holder or on the holder’s written order to the holder’s transferee the whole number of shares of Class A Common Stock issuable upon conversion. All shares of Class A Common Stock delivered upon conversion of the Class C Common Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights. Upon the surrender of shares of Class C Common Stock, such shares shall no longer be deemed to be outstanding and all rights of a holder with respect to such shares surrendered for conversion shall immediately terminate except the right to receive Class A Common Stock pursuant to this Article 4(C).

The Corporation shall at all times reserve and keep available, free from preemptive rights, such number of its authorized but unissued shares of Class A Common Stock as may be required to effect conversions of the Class C Common Stock.

Any amendment to this Article 4(C) shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote, voting together as a single class.

(D) Dividends and Distributions

Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

ARTICLE 5.

BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”).

The stockholders may adopt, amend or repeal the Bylaws only with the affirmative vote of the holders of not less than 66 2/3% of the voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

ARTICLE 6.

BOARD OF DIRECTORS

(A) Power of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors.

(B) Number of Directors. The number of directors which shall constitute the Board of Directors shall, as of the date this Certificate of Incorporation becomes effective, be eight and, thereafter, shall be fixed exclusively by one or more resolutions adopted from time to time solely by the affirmative vote of a majority of the Board of Directors.

(C) Election of Directors.

(1) The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be practicable, of one-third of the total number of directors constituting the entire Board of Directors. Each director shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected; provided that directors initially designated as Class I directors shall serve for a term ending on the date of the 2020 annual meeting, directors initially designated as Class II directors shall serve for a term ending on the 2021 annual meeting, and directors initially designated as Class III directors shall serve for a term ending on the date of the 2022 annual meeting. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. In the event of any change in the number of directors, the Board of Directors shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of directors in each class. In no event will a decrease in the number of directors shorten the term of any incumbent director.

(2) The names and mailing addresses of the persons who are to serve initially as directors of each Class are:

	Name	Mailing Address

Class I	Steve Kovach Michael Gliedman Alicia Tranen	3 East 28th Street, New York, NY 10016 3 East 28th Street, New York, NY 10016 3 East 28th Street, New York, NY 10016

Class II	Michael Jones Thomas Corley Robert King	3 East 28th Street, New York, NY 10016 3 East 28th Street, New York, NY 10016 3 East 28th Street, New York, NY 10016

Class III	Omar Asali Salil Seshadri	3 East 28th Street, New York, NY 10016 3 East 28th Street, New York, NY 10016

(3) There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the Bylaws so provide.

(D) Vacancies. Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term that shall coincide with the term of the Class to which such director shall have been elected.

(E) Removal. No director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

(F) Preferred Stock Directors. Notwithstanding anything else contained herein, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of such class or series of Preferred Stock adopted by resolution or resolutions adopted by the Board of Directors pursuant to Article 4(A) hereto, and such directors so elected shall not be subject to the provisions of this Article 6 unless otherwise provided therein.

ARTICLE 7.

MEETINGS OF STOCKHOLDERS

(A) Annual Meetings. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board of Directors shall determine.

(B) Special Meetings. Special meetings of the stockholders may be called only by the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors. Notwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of such class or series of Preferred Stock adopted by resolution or resolutions of the Board of Directors pursuant to Article 4(A) hereto, special meetings of holders of such Preferred Stock.

(C) No Action by Written Consent. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, as may be set forth in the resolution or resolutions adopted by the Board of Directors pursuant to Article 4(A) hereto for such class or series of Preferred Stock, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law, as amended from time to time, and this Article 7 and may not be taken by written consent of stockholders without a meeting.

ARTICLE 8.

INDEMNIFICATION

(A) Limited Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

(B) Right to Indemnification.

(1) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this Article 8 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this Article 8 shall be a contract right.

(2) The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

(C) Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.

(D) Nonexclusivity of Rights. The rights and authority conferred in this Article 8 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

(E) Preservation of Rights. Neither the amendment nor repeal of this Article 8, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

ARTICLE 9.

EXCLUSIVE JURISDICTION

To the fullest extent permitted by law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of Delaware Law or the Certificate of Incorporation or Bylaws of the Corporation, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine.

ARTICLE 10.

BUSINESS COMBINATION REQUIREMENTS; EXISTENCE

The provisions set forth on Annex A are incorporated herein by reference and shall apply to the Corporation from the Effective Time until the closing of the initial Business Combination (as defined in Annex A).

ARTICLE 11.

INCORPORATOR

The name and mailing address of the incorporator are:

Name	Mailing Address

Kelsey D. Stevens	Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017

ARTICLE 12.

AMENDMENTS

The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by the Delaware Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles 4(B), 5, 6, 7 and this Article 12 may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in any of Articles 4(B), 5, 6, 7 or this Article 12, unless such action is approved by the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation this 31 day of May, 2019.

Kelsey D. Stevens Incorporator

Annex A

(A) General. Notwithstanding any other provision of the Certificate of Incorporation, this Annex A shall apply during the period commencing upon the Effective Time and terminating upon the first to occur of (i) the consummation of any Business Combination (as defined in below) and (ii) the complete liquidation of the trust account (the “Trust Fund”) established by the Corporation upon the consummation of the IPO, pursuant to section (D) of this Annex A. In the event of a conflict between this Annex A and any other provision of the Certificate of Incorporation, the provisions of this Annex A shall prevail. Capitalized terms used in this Annex A, but not otherwise defined in the Certificate of Incorporation or this Annex A, shall have the meaning ascribed to such terms in the Corporation’s Amended and Restated Memorandum and Articles of Association, dated as of January 9, 2018, which were in effect immediately prior to the Effective Time, and shall apply to the Corporation while this Annex A is effective, mutatis mutandis.

In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation, including, but not limited to, effecting means a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, with one or more businesses or entities (a “Business Combination”), which Business Combination: (i) must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Fund (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Fund) at the time of the agreement to enter into the Business Combination; and (ii) must not be effectuated with another blank check company or a similar company with nominal operations.

(B) Business Combination Requirements. Prior to the consummation of any Business Combination, the Corporation shall either: (i) submit such Business Combination to its stockholders for approval (but only following the satisfaction of the Business Combination Condition, as defined in the Forward Purchase Agreements); or (ii) provide stockholders with the opportunity to have their shares of capital stock, which includes a fraction of a share in the Corporation (each, a “Share”) repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Fund (net of income taxes payable), divided by the number of then issued shares of Class A Common Stock, provided that the Corporation shall not repurchase shares of Class A Common Stock in an amount that would cause the Corporation’s net tangible assets to be less than US$5,000,001.

If the Corporation initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a Business Combination, it shall file tender offer documents with the United States Securities and Exchange Commission (the “SEC”) prior to completing a Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act.

If, alternatively, the Corporation holds a stockholder vote to approve a proposed Business Combination, the Corporation will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the SEC.

At a meeting called for the purposes of approving a Business Combination pursuant to this Annex A, in the event that a majority of the Shares voted are voted for the approval of the Business Combination, the Corporation shall be authorized to consummate the Business Combination.

(C) Redemption Rights. Any stockholder holding shares of Class A Common Stock who is not the Sponsor, or an officer or director of the Corporation (each, an “Excluded Party”) may, contemporaneously with any vote on a Business Combination, elect to have their shares of Class A Common Stock redeemed for cash (the “IPO Redemption”), provided that no such stockholder acting together with any affiliate of his or any other person with whom he is acting in concert or as a partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 20% of the shares of Class A Common Stock without the Corporation’s prior consent. If so demanded, the Corporation shall pay any such redeeming stockholder, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Fund calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Fund not previously released to the Corporation (net of income taxes payable), divided by the number of then issued shares of Class A Common Stock (such redemption price being referred to herein as the “Redemption Price”).

The Redemption Price shall be paid promptly following the consummation of the relevant Business Combination. If the proposed Business Combination is not approved or completed for any reason then such redemptions shall be cancelled and share certificates (if any) returned to the relevant stockholders as appropriate.

(D) Business Combination Period; Liquidation. In the event that (i) the Corporation does not consummate a Business Combination by twenty-four months (the “Business Combination Period”) after the closing of the IPO, or such later time as the stockholders of the Corporation may approve in accordance with the Certificate of Incorporation, the Corporation shall: (a) cease all operations except for the purpose of winding up; (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the shares of Class A Common Stock, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the Trust Fund (less up to $100,000 of interest to pay dissolution expenses and net of income taxes payable), divided by the number of then issued shares of Class A Common Stock, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any); and (c) as promptly as reasonably possible following such redemption, subject to the approval of the Corporation’s remaining stockholders and its Board of Directors, dissolve and liquidate, subject in the case of clauses (b) and (c), to its obligations under Delaware Law to provide for claims of creditors and in all cases subject to the other requirements of applicable law; and (ii) any amendment is made to this section (D) of Annex A that would affect the substance or timing of the Corporation’s obligation to redeem 100% of the shares of Class A Common Stock if the Corporation has not consummated an initial Business Combination prior to the expiration of the Business Combination Period, each holder of shares of Class A Common Stock who is not an Excluded Party shall be provided with the opportunity to redeem their shares of Class A Common Stock upon the approval of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the Trust Fund not previously released to the Corporation (net of income taxes payable), divided by the number of then issued shares of Class A Common Stock.

(E) Trust Fund. Except for the withdrawal of interest to pay income taxes, if any, none of the funds held in the Trust Fund shall be released from the Trust Fund until the earlier of an IPO Redemption pursuant to section (C) of this Annex A, a repurchase of Shares by means of a tender offer pursuant to section B(ii) of this Annex A, a distribution of the Trust Fund pursuant to section D(i) of this Annex A or an amendment under section D(ii) of this Annex A. In no other circumstance shall a holder of shares of Class A Common Stock have any right or interest of any kind in the Trust Fund.

(F) Class B Conversion Right. Concurrently with or immediately following the consummation of the Corporation’s initial Business Combination and subject to that certain Consent of Holders of Class B Shares, dated as of December 12, 2018 among the holders of certain Predecessor Class B Ordinary Shares and the Corporation, the issued shares of Class B Common Stock shall automatically be converted into such number of shares of Class A Common Stock (or shares of Class C Common Stock, following a Class C Election as described below) (the “Class B Conversion”) as is equal to 25% of the sum of (i) the total number of shares of Predecessor Class A Ordinary Shares issued in the Corporation’s initial public offering (the “IPO”) (which, at the Effective Time converted into an equal number of shares of Class A Common Stock), plus (ii) the sum of (a) the total number of shares of Class A Common Stock and Class C Common Stock issued or deemed issued, or issuable upon the conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Corporation in connection with or in relation to the consummation of the initial Business Combination (including forward purchase shares, but not forward purchase warrants sold in connection with the IPO), excluding any shares of Class A Common Stock and/or Class C Common Stock or equity-linked securities exercisable for or convertible into shares of Class A Common Stock issued, or to be issued, to any seller in the initial Business Combination and any private placement warrants issued to One Madison Group LLC, a Delaware limited liability company (the “Sponsor”), upon conversion of loans to the Corporation that may be made by Omar M. Asali or his affiliate, at his option, minus (b) the total number of Predecessor Class A Ordinary Shares (which, at the Effective Time converted to an equal number of shares of Class A Common Stock) issued in the IPO repurchased pursuant to the IPO Redemption.

References in this section (F) of Annex A to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of the shares of Class B Common Stock of any stockholder and, on behalf of such stockholders, automatic application of such redemption proceeds in paying for such new shares of Class A Common Stock (or shares of Class C Common Stock, following a Class C Election as described below) into which the shares of Class B Common Stock have been converted or exchanged at a price per share of Class B Common Stock necessary to give effect to a conversion or exchange calculated on the basis that the shares of Class A Common Stock (or shares of Class C Common Stock, following a Class C Election as described below) to be issued as part of the conversion or exchange will be issued at par. The shares of Class A Common Stock (or shares of Class C Common Stock, following a Class C Election as described below) to be issued on an exchange or conversion shall be registered in the name of such stockholder or in such name as the stockholder may direct.

Notwithstanding anything to the contrary contained herein, in no event shall the shares of Class B Common Stock convert into shares of Class A Common Stock (or shares of Class C Stock, following a Class C Election as described below) at a ratio that is less than one-for-one.

Each share of Class B Common Stock shall convert into its pro rata number of Class A Common Stock and Class C Common Stock, if any, as set forth in this section (F) of Annex A. The pro rata share for each holder of Class B Stock will be determined as follows: each share of Class B Stock shall convert into such number of shares of Class A Common Stock (or shares of Class C Common Stock, following a Class C Election as described below) as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock (and shares of Class C Common Stock, following a Class C Election as described below) into which all of the issued shares of Class B Common Stock shall be converted pursuant to this section (F) of Annex A and the denominator of which shall be the total number of issued shares of Class B Common Stock at the time of conversion.

As used in this section (F) of Annex A, the term “Class C Election” means the election by any beneficial owner or holder of shares of Class B Common Stock to have its shares of Class B Common Stock automatically converted into shares of Class C Common Stock in the Class B Conversion in accordance with this section (F) of Annex A, provided that such holder or beneficial owner shall have provided written notice to the Corporation of such election any time prior to the vote of holders of shares of Class A Common Stock and shares of Class B Common Stock to approve a Business Combination and in any event no later than promptly following such vote.

(G) Issuance Restrictions. Following the issuance of shares of Class A Common Stock pursuant to the IPO, and prior to the consummation of a Business Combination, the Board of Directors shall not issue additional Shares or any other securities that would entitle the holders thereof to: (i) receive funds from the Trust Fund; or (ii) vote on any Business Combination.

(H) Business Combination Restrictions. The Corporation may enter into a Business Combination with a target business that is affiliated with the Sponsor, the directors or executive officers of the Corporation. In the event the Corporation seeks to complete an initial Business Combination with a target that is affiliated with the Sponsor, executive officers or directors, the Corporation, or a committee of independent directors, will obtain an opinion from an independent investment banking firm that is a member of the United States Financial Industry Regulatory Authority or an independent accounting firm that such an initial Business Combination is fair to the Corporation from a financial point of view.

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